UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 30, 2008

HEELYS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33182	75-2880496
(State or other jurisdiction of incorporation or organization)	Commission File No.	(IRS Employer Identification No.)

3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006

(Address of principal executive offices and zip code)

(214) 390-1831

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 and Item 5.02	Entry into a Material Definitive Agreement; Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 30, 2008 (the “Effective Date”), Mr. Patrick F. Hamner resigned as Senior Vice President of Heelys, Inc. (the “Company”), and Mr. Hamner and the Company entered into a Consulting Agreement.  Mr. Hamner will continue to remain as a member of the Company’s Board of Directors.

The Consulting Agreement will terminate on June 30, 2010, unless terminated earlier or the parties agree to extend the term.  Under the Consulting Agreement, Mr. Hamner will provide the Company (i) consulting services relating to mergers and acquisitions, (ii) support services in connection with the prosecution or defense of any pending or future litigation, arbitration, business, or investigatory matter relating to the Company, and (iii) other services agreed upon by the parties.

Mr. Hamner’s primary compensation under the Consulting Agreement shall be (i) a fee for merger and acquisition services to be paid in 25 monthly installments of $10,780 per month beginning June 30, 2008, (ii) success fees more fully described in the Consulting Agreement and equal to varying percentages of the total value of certain mergers or acquisitions originated by Mr. Hamner, (iii) a fee of $125 per hour (up to a maximum of $1,000 per day) for litigation support services rendered, and (iv) a fee of $125 per hour (up to a maximum of $1,000 per day for actual time billed) for services rendered for matters other than merger and acquisition services or litigation support.  The Company will also reimburse Mr. Hamner for his expenses incurred in connection with the performance of his services under the Consulting Agreement.

A copy of the Consulting Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and the terms thereof are incorporated by reference herein.

Item 9.01                                                 Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1                           Consulting Agreement, dated April 30, 2008, by and between Heelys, Inc. and Patrick F. Hamner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Heelys, Inc.

Date: May 2, 2008	By:	/s/ Michael W. Hessong
Michael W. Hessong
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Consulting Agreement, dated April 30, 2008, by and between Heelys, Inc. and Patrick F. Hamner.